Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-191786 and No. 333-228019 on Form S-8 of Ameren Corporation of our report dated June 25, 2020 appearing in this Annual Report on Form 11-K of the Ameren Corporation Savings Investment Plan for the year ended December 31, 2019.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois

June 25, 2020